Exhibit 10.4

June 20, 2008

Kevin C. Eichler

Re: Transition Terms

Dear Casey:

This letter confirms the agreement (this “Agreement”) between you and Credence Systems Corporation (the “Company” or “Credence”) concerning the transition services you have agreed to perform for Credence following the Closing, as defined in the Agreement and Plan of Merger by and among LTX Corporation, Zoo Merger Corporation and Credence Systems Corporation signed herewith (the “Merger Agreement”). The Company and you are parties to that Executive Employment Agreement, dated as of January 1, 2008 (the “Original Employment Agreement”) as amended effective June 11, 2008 by Amendment No. 1 to the Original Employment Agreement (the Original Employment Agreement, as amended, is referred to herein as the “Employment Agreement.”). Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Employment Agreement. This Agreement amends the Employment Agreement and supersedes any inconsistent portion of the Employment Agreement; in the event of any ambiguity, the terms of this Agreement shall control. In the event there is no agreement of Merger or such Merger is not consummated, your Employment Agreement shall remain in full force and effect and this Agreement shall have no force and effect. Without limiting the foregoing, this Agreement amends and supersedes all provisions of Section II of the Employment Agreement related to compensation and benefits, all provisions of Sections III(B) and VI(B) of the Employment Agreement related to separation benefits, and all provisions of Section V of the Employment Agreement related to a Change of Control; provided, however, in the event of your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its related Treasury regulations) after the Closing but prior to December 31, 2008, all provisions of your Employment Agreement relating to separation benefits shall remain in full force and effect, and your entitlement to separation benefits (if any) shall be determined exclusively by your Employment Agreement, as modified hereby.

1. Service as Senior Vice President of Finance. From the Closing (as defined in the Merger Agreement) until the three month anniversary of the Closing (the “Full-Time Transition Period”), you will work on a full time basis as the Company’s Senior Vice President of Finance.

From the three month anniversary of the Closing to the six month anniversary of the Closing (the “Part-Time Transition Period”) your employment as Senior Vice President of Finance will continue on a part-time basis. On the six month anniversary of the Closing, unless it is otherwise mutually agreed in writing, you will resign from your employment with the Company; provided, that, at the Company’s request, you shall provide such resignation anytime subsequent to the three month anniversary of the Closing Date, subject to Section 2(h) below.

In addition to the obligations set forth in Sections I(B) and VIII(B) of the Employment Agreement, from the Closing Date until the nine month anniversary of the Closing Date, you agree not to compete, directly or indirectly, with the Company in the United States or in any

Kevin C. Eichler

June 20, 2008

other country in the world where it maintains an office as of the Closing Date. Except as otherwise provided herein, the terms of the Employment Agreement (including, without limitation, Section II(D) (Expenses) shall apply to your service during the Full-Time Transition Period and the Part-Time Transition Period.

2. Obligations of the Company. Subject to the terms of this Agreement, Credence agrees to provide you with each of the following:

(a) Full-Time Transition Period. As compensation for your services during the Full-Time Transition Period ending on the three month anniversary of the Closing Date, you will receive the following from the Company subject to applicable withholding:

(i) base salary at a rate of $43,333 per month payable in accordance with the Company’s normal payroll practices; and

(ii) bonus upon your completion of the Full-Time Transition Period in the amount of $130,000;

(b) Payments Three Months Following Closing. On the earlier of (i) the date which is three months following the Closing Date or (ii) the date on which you terminate your employment for Good Reason or the date on which you are terminated by the Company other than For Cause, you shall receive all of the following:

(i) you will receive from Credence cash severance benefits of $520,000 less applicable withholding; provided that you will not be entitled to any additional severance benefits upon termination of your employment with Credence, whether under your Employment Agreement or otherwise;

(ii) 120,000 of the unvested Restricted Stock Units granted to you pursuant to the Notice of Restricted Stock Unit Award for Award Number RU000003, dated April 25, 2008 (the “RSUs”), shall vest in full;

(iii) 50,000 of the unvested Restricted Shares granted to you pursuant to the Notice of Restricted Stock Award for Award Number RS00060, dated January 7, 2008 (the “Restricted Shares”), shall vest in full;

(iv) 400,000 of the unvested Option Shares granted to you pursuant to the Notice of Stand-Alone Inducement Non-Qualified Stock Option Award for Award Number 014740, dated January 7, 2008 (the “Options”), shall vest in full, and if you continue to provide services under this agreement through the Part-Time Transition Period (or if your employment is terminated earlier by the Company other than For Cause or by you with Good Reason) the exercise period with respect to the Option Shares following the time you are terminated will be expanded to six months from the date of termination; and

Kevin C. Eichler

June 20, 2008

(v) you will receive the sum of $81,250 as your 2008 management incentive bonus.

Notwithstanding the foregoing, in no event will the amounts described in Sections 2(b)(i) or 2(b)(v) be payable to you earlier than the later of (i) the Closing Date; or (ii) January 1, 2009; provided, however, that notwithstanding any provision of Sections III, IV, V, or VI of the Employment Agreement to the contrary, in the event your employment is terminated by you or by Credence for any reason on or after the Closing Date and before January 1, 2009, you will receive from Credence each of the payments and acceleration benefits described in Section (b); provided, however, that any such payment made under this provision shall be delayed to any extent necessary to meet the requirements of Code Section 409A, including the transition relief provided under IRS Notice 2007-86, and the provisions of 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in the case of any such delay required by Code Section 409A (the “Delay Period”), any such amount to which you would otherwise be entitled during the Delay Period immediately following your termination of employment will be paid on the first business day following the expiration of such Delay Period.

(c) Part-Time Transition Period. As compensation for your services during the Part-Time Transition Period ending on the six month anniversary of the Closing Date, you will receive (provided your employment does not earlier terminate by you without Good Reason or by the Company For Cause) from the Company a base salary at a rate of $14,000 per month, payable in accordance with the Company’s normal payroll practices.

(d) Benefit Continuation. Through the end of the Full-Time Transition Period (provided your employment has not earlier terminated), your health, insurance, vacation and other benefits shall continue in accordance with the Employment Agreement.

(e) COBRA. Following completion of the Full-Time Transition Period (provided your employment does not terminate by you without Good Reason or by the Company For Cause prior to the end of the Part-Time Transition Period), if you elect to continue medical coverage for yourself or your dependents then covered by the Company’s medical plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the premiums for your COBRA coverage until the earlier of (a) the twelve month anniversary of the end of the Full-Time Transition Period, or (b) the date you become covered under another employer’s health plan.

(f) 280G. In the event that any benefits payable to you pursuant to this Agreement (“Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then your Benefits hereunder shall be either (a) provided to you in full, or (b) provided to you as to such lesser extent which would result in no portion of

Kevin C. Eichler

June 20, 2008

such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in your receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this Section shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

(g) Acceleration. If prior to the six month anniversary of the Closing Date but on or after January 1, 2009, the Company terminates your employment other than For Cause or you terminate your employment with Good Reason (provided, that, notwithstanding any provisions of the Employment Agreement to the contrary, the Company requiring you to perform the Full Time Transition or Part Time Transition services shall not be deemed Good Reason), all remaining payments and awards described in this Section 2 shall become immediately due and payable subject to applicable withholdings and your rights under Section 2(f) above.

3. Your Obligations. You agree to perform the services described above, abide by your covenant not to compete set forth above and comply with the applicable terms of the Employment Agreement including, without limitation, those obligations that apply subsequent to the termination of your employment.

4. Successors. In addition to you and Credence, the provisions of this Agreement will extend and inure to the benefit of, and be binding upon, your heirs, personal representatives, legal successors and assigns and those of Credence.

5. Indemnity. This Agreement does not alter any agreement or insurance providing you with rights of indemnity, defense or similar rights, including any with respect to currently threatened or pending disputes, claims or litigation involving you or the Company.

6. No Oral Modification. This Agreement may not be altered or amended except by a written document executed by you and, on behalf of Credence, by me or any chief executive officer other than you.

7. Section 409A.

(a) Notwithstanding any other provision of this Agreement whatsoever, the Company shall have the right, after consulting with and securing the your approval, to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service to minimize, to the extent reasonably practicable, the likelihood that the payments provided under this Agreement will trigger the additional

Kevin C. Eichler

June 20, 2008

tax, interest, and any related penalties imposed by Section 409A(l)(B) of the Code. However, the Company makes no representation that the Agreement will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to this Agreement or to mitigate the effects of such provision on any payments made pursuant to it.

(b) The Company shall delay the payment of any benefits payable under this Agreement as required to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which you would otherwise be entitled during the six (6) month period immediately following your separation from service shall instead be accumulated through and paid or provided on the first business day following the expiration of such six (6) month period, or if earlier, the date of your death. As you will be providing services to the Company on a full-time basis in the role of Senior Vice President for Finance of the Company during the Full-Time Transition Period, the parties agree that you shall not be considered to have experienced a “separation from service” or “termination of employment” (within the meaning of Code Section 409A and the Treasury Regulations thereunder) as a result of your resignation from your position as Chief Financial Officer of the Company.

8. Boilerplate. The provisions of Sections VII (Termination Obligations), VIII (Inventions and Proprietary Information), IX (Arbitration), X (Amendments; Waivers; Remedies), XI (Assignment; Binding Effect), XII (Notices), XIII (Severability), XIV (Taxes), XV (Governing Law), XVI (Interpretation), XVII (Obligations Survive), XVIII (Counterparts) and XIX (Authority) of the Employment Agreement are incorporated herein and are applicable to this Agreement.

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Kevin C. Eichler

June 20, 2008

If the terms outlined in this Agreement are acceptable to you, please sign the attached copy of this letter and return them to me.

Sincerely,

CREDENCE SYSTEMS CORPORATION

By:	David House
Title:	Chairman

I have read, understand and agree to the terms set forth above:

Kevin C. Eichler

Date: